Exhibit 20.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549


                                                          May 1, 2003

Mr. James P. Durham
Chief Executive Officer and Chairman of the Board
First Medical Resources Corporation
455 Market Street
Suite 1220
San Francisco, California 94105

Re: First Medical Resources Corporation
    File No. 0-49612
    Form 10-KSB for the year ended December 31, 2002
    Forms B-Ks dated October 15, 2002

Pear Mr. Durham:

     We have reviewed your filing and have the following comments. Where indicated, we think you should revise the filing in response to these comments. If you disagree with our comments, we will consider your explanation as to why our comment is inapplicable or revision is unnecessary. Please be as detailed as necessary in your explanation.

     Please understand that the purpose of our review process Is to assist you in your compliance with the applicable disclosure requirements and to enhance the overall disclosure in your filing. We look forward to working with you in these respects. We welcome any questions you may have about our comments or on any other aspect of our review. Feel free to call me at the telephone number listed at the end of this letter.


COMMENTS
--------

Form 1O-KSB
-----------

     Restate the financial statements to account for the FMRC merger as a reverse acquisition.

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Note 10. Subsequent Events, page 30
-----------------------------------

     We note that on March 6, 2003, the Company issued 100,000 shares of its common stock to an investor who previously contributed cash. Please disclose how the Company is accounting for the issuance of shares and how the prior cash contribution relates to the issuance of shares. It is the staff's view that accounting should emphasize the economic substance of transactions over legal form.

     Additionally, we note that also on March 6, 2003, the Company issued 93,750 shares of its common stock to its former president for consulting services rendered. Please disclose the period of time over which the consulting services were rendered and how the shares are being valued.

Form 8-K/A dated October 15, 2002
---------------------------------

     The Form 8-K should present the financial statements of the acquired business. It appear to us that the financial statements of First Medical
Resources Corporation (prior to the acquisition) should be presented. Full audited financial statements of the acquired business are presumed to be necessary in order to provide investors with the complete and comprehensive financial history of the business. If the audited balance sheet of the registrant is of a date after the consummation of the acquisition, then the balance sheeet of the aquired company is not required. Please refer to Rule 310(c) of Regulation S-B. Please amend the 8-K to comply or advise us as to why it is not required.

     Please file the applicable amended Forms and a supplemental letter in response to these comments on EDGAR on or before May 22, 2003. Please understand that we may have additional comments after reviewing your amendment and responses to our comments.

     You may contact Hilda Garrett at (202) 942-1866 or me at (202) 942-1902 If you have any questions.

                                                Sincerely,

                                              /s/ Tia Jenkins
                                              -----------------------
                                                  Tia Jenkins
                                               Senior Assistant Chief Accountant


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